UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                                 AMENDMENT NO. 3


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                PITNEY BOWES INC.
 ----------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in its Charter)


               Delaware                                       06-0495050
  -----------------------------------------        ----------------------------
  (State of Incorporation or Organization)                   (IRS Employer
                                                           Identification No.)

  World Headquarters, Stamford, Connecticut                  06926-0700
  -----------------------------------------        ----------------------------
  (Address of principal executive offices)                    (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class               Name of Each Exchange on Which
           to be so Registered               Each Class is to be Registered


Preference Share Purchase Rights             New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                --------------
                                (Title of Class)

Pitney Bowes Inc., a Delaware corporation (the "Company"), supplements and amends its Registration Statement on Form 8-A, filed on February 15, 1996, as previously amended by Amendment No. 1 on Form 8-A/A, dated January 16, 1998 and Amendment No. 2 on Form 8-A/A, dated December 8, 1998, as follows:

Item 1.  Description of Registrant's Securities to be Registered.

         On December 17, 2003, the Executive Committee of the Board of Directors of the Company approved an Amendment (the "Amendment") to its Rights Agreement, dated as of December 11, 1995, between the Company and EquiServe Trust Company, N.A., as successor Rights Agent to Chemical Mellon Shareholder Services, L.L.C., as amended
         (the "Rights Agreement"). This Amendment provides that the Rights
         (as defined in the Rights Agreement) will expire on February 20, 2004, two years earlier than the initial expiration date of the Rights Agreement.

         The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as
         Exhibit 4.4 hereto and is incorporated herein by reference.

Item 2.   Exhibits.

                                                              Location
                                                              ---------------
        1. Rights Agreement, dated as of December 11, 1995,   Original Filing
           between Pitney Bowes Inc. and Chemical Mellon
           Shareholder Services, L.L.C., which includes the form of Certificate of Designations setting forth the terms of the Series A Junior
           Participating Preference Stock, without par value, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase
           Preference Shares as Exhibit C.

        2. Certificate of Adjustment to the Rights            Amendment No. 1
           Agreement dated as of January 16, 1998.

        3. Appointment Agreement and First Amendment to       Amendment No. 2
           Rights Agreement, dated as of November 23, 1998 by and between Pitney Bowes Inc., Chase Mellon
           Shareholder Services, LLC (formerly Chemical Mellon
           Shareholder Services, LLC) and First Chicago Trust
           Company of New York.

      4.4  Amendment to Rights Agreement, dated as            This Filing
           of December 17, 2003 by and between
           Pitney Bowes Inc. and EquiServe Trust
           Company, N.A. (as successor Rights Agent to Chemical Mellon Shareholder Services, L.L.C.).

                                  SIGNATURES
                                  ----------


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                PITNEY BOWES INC.

        December 19, 2003





                                                /s/ B.P. Nolop
                                                -------------------------------
                                                B. P. Nolop
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (Principal Financial Officer)




                                                /s/ J.R. Catapano
                                                -------------------------------
                                                J. R. Catapano
                                                Controller
                                                (Principal Accounting Officer)

                                  EXHIBIT LIST

Exhibit No.

  1. Rights Agreement, dated as of December 11, 1995, between Pitney Bowes Inc. and Chemical Mellon Shareholder Services, L.L.C., which includes the form of Certificate of Designations setting forth the terms of the Series A Junior Participating Preference Stock, without par value, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C. (incorporated by reference to Original Filing of Form 8-A)

  2.      Certificate of Adjustment dated as of January 16, 1998.
          (incorporated by reference to Form 8-A/A Amendment No. 1)

  3. Appointment Agreement and First Amendment to Rights Agreement, dated as of November 23, 1998 by and between Pitney Bowes Inc., Chase Mellon Shareholder Services, LLC (formerly Chemical Mellon Shareholder Services, LLC) and First Chicago Trust Company of New York.

4.4 Amendment to Rights Agreement, dated as of December 17, 2003 by and between Pitney Bowes Inc. and EquiServe Trust Company, N.A.
          (as successor Rights Agent to Chemical Mellon Shareholder Services, L.L.C.).

                                                                    EXHIBIT 4.4
                                                                    -----------

                          AMENDMENT TO RIGHTS AGREEMENT
                          -----------------------------

     AMENDMENT, dated as of December 17, 2003 (this "Amendment"), to the Rights Agreement, dated as of December 11, 1995, between Pitney Bowes Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A. (as successor Rights Agent to Chemical Mellon Shareholder Services, L.L.C.)
(the "Rights Agent").

     Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     In consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

     1. The Rights Agreement is hereby modified and amended by changing the date set forth in Section 7 (defined as "Final Expiration Date") from
     "February 20, 2006" to "February 20, 2004".

     2. The Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all necessary conforming changes.

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined in this Amendment shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.


Attest:                                 PITNEY BOWES INC.

By:/s/ Amy C. Corn                      By:/s/ B.P. Nolop
  ----------------------                   ----------------------------
  Name: Amy C. Corn                        Name: Bruce P. Nolop
  Title:Corporate Secretary                Title:Executive Vice President and
                                           Chief Financial Officer

Attest:                                 EQUISERVE TRUST COMPANY, N.A.
                                        (As Rights Agent)


By:/s/ John Piskadlo                    By:/s/ Thomas F. Tighe
     -----------------                       -------------------
  Name: John Piskadlo                      Name: Thomas F. Tighe
  Title: Senior Account Manager            Title: Managing Director